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                                                                    EXHIBIT 10.7

                                                              Scient Corporation
                                                           720 California Street
                                                       San Francisco, California

June 12, 1998

Mr. William Kurtz

Dear Bill:

Scient Corporation is pleased to offer you the position of Vice President and Chief Financial Officer. This letter embodies the terms of employment to you.

As Chief Financial Officer, you will be responsible for administration, corporate finance and financial management for the company. Additionally, you will participate in the executive management team to drive the strategic direction of the company. Additionally, you will participate in the executive management team to drive the strategic direction of the company and will report to Bob Howe, President and CEO> You will also be able to participate in the appropriate parts of the Board meetings, including those related to strategic decisions. You will be located in San Francisco, the company's headquarters.

Your starting salary will be $20,833.33 per month, paid on a semi-monthly basis. Potential bonuses will be granted by the Compensation Committee of the Board of Directors. In addition, you will be eligible for the following employee benefits: medical insurance, vacation, sick leave, holidays, and 401K. The details of these employee benefits will be explained as soon as they are established.

In addition, upon the commencement of your employment, the Board of Directors will grant you a stock option grant for 500,000 shares of common stock under the 1998 stock option plan. The vesting price is to be determined by the Board of Directors at the time of the grant. Provided that if you begin your employment on or before August 12/th/, the exercise price shall be $.65 per share. Such options will be subject to the company's standard vesting schedule (25% vested after one year, monthly vesting thereafter, all vested in four years).

Scient will also reimburse you for reasonable relocation expenses including the tax gross-up for all taxing authorities. Further, Scient will also provide you or help you obtain a $250,000 loan repayable upon a liquidity event if the company has not had an IPO eighteen months after your start date.

Scient will also pay any legal expenses associated with any legal action brought about by your prior employer, and Scient will retain legal counsel to advise you personally on how you should conduct yourself in association with your separation.

As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Scient. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Scient may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment agreement supersedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and Scient.

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If there is a change in control in the ownership of the company, you will be vested an additional 12 months options at the effective date, provided that you are terminated, constructively terminated, or you are not offered the CFO position in the surviving company.

If you are terminated by Scient, Scient will provide you with six months severance pay, including benefits, a computer, and peripherals.

As a Scient employee, you will be expected to abide by the company's rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the company rules of conduct which will be included in a handbook which the company will soon complete and distribute. You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires, among other provisions, the assignment of patent rights to any inventions made during your employment at Scient and non-disclosure of proprietary information.

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.

If you wish to accept employment at Scient under the terms set out above, please sign and date this letter and return it to me by June 19, 1998 by fax at 415-733-8223. If you accept our offer, your first day of employment will be determined by us mutually.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Bob Howe

Bob Howe
President and CEO



/s/ William Kurtz                      June 17, 1998
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Approved and Accepted                          Date

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